MARK COLA APPOINTED TO CTO TO ACCELERATE TECHNOLOGY ADVANCEMENTS AT SIGMA LABS, INC.

SANTA FE, N.M. – July 27, 2017 – Sigma Labs, Inc. (NASDAQ: SGLB) (“Sigma Labs” or the “Company”), a provider of quality assurance software solutions for additive manufacturing under the PrintRite3D® brand, today announced changes in senior management. Mr. Cola, who serves as President, has been appointed as Sigma Labs’ Chief Technology Officer, responsible for building and implementing the Sigma Labs technological strategy and guiding key technical advancements towards digitalization in the context of the Industrial Internet of Things (IIoT). Together with the other executive team members, Mr. Cola will seek to expand and grow the Company through next-generation products and key customer development in a broad range of industries. John Rice, Chairman of the Board since his appointment in April 2017, will now serve as Interim CEO, replacing Mark Cola. As Chairman and Interim CEO, Mr. Rice will oversee Sigma Labs’ implementation of internal and external growth. He brings substantial operating and investment experience to the tasks.

"Our goal is not only to continue building on our leading market position in the additive manufacturing space but also to expand our solutions into the broader domain space of existing manufacturing environments, said Mark Cola, President and CTO. “Additive manufacturing continues to provide great potential for PrintRite3D®, however, our in-process data analytics engine can be deployed during process manufacturing and in many other existing manufacturing environments such as laser welding, laser marking and laser cutting among others. We expect that the next few years will see increased integration of additive manufacturing with in-process controls like PrintRite3D®, automation, robotics and, in collaboration with humans, workstations known as cobotic systems that will continue to change the landscape of existing manufacturing environments," Mr. Cola added.

About Sigma Labs, Inc.

Sigma Labs, Inc. is a provider of quality assurance software under the PrintRite3D® brand and a developer of advanced, in-process, non-destructive quality assurance software for commercial firms worldwide seeking productive solutions for advanced manufacturing. For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on March 31, 2017 and which may be viewed at http://www.sec.gov.

Investor Relations Contact:

Bret Shapiro

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561-479-8566

brets@coreir.com